PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 98 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                     Dated October 21, 2004
                                                                  Rule 424(b)(3)

                                   $17,500,000

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes

                            -----------------------

                  Capital Protected Notes due October 30, 2011
         Based on the Value of the Dow Jones Global Titans 50 Index(SM)

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of the Dow Jones Global Titans 50 Index(SM) over the term of the notes, as described in this pricing supplement. In no event, however, will the payment at maturity be less than the principal amount of $10.

o    The principal amount and issue price of each note is $10.

o    We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to the product of (i) $10 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times (iii) 83.50%, which we refer to as the participation rate.

     o The initial index value will equal 181.32, the closing value of the Dow Jones Global Titans 50 Index on October 21, 2004, the day we priced the notes for initial sale to the public.

     o The final index value will equal the closing value of the Dow Jones Global Titans 50 Index on the second scheduled trading day prior to the maturity date, which we refer to as the determination date.

o If the final index value of the Dow Jones Global Titans 50 Index is less than or equal to the initial index value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the Dow Jones Global Titans 50 Index or its component stocks.

o The notes have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the notes is "GIT."

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-7.

                            -----------------------

                               PRICE $10 PER NOTE

                            -----------------------


                                Price to           Agent's        Proceeds to
                                 Public        Commissions(1)       Company

Per note................         $10.00             $.30             $9.70
Total...................       $17,500,000        $525,000        $16,975,000

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the Dow Jones Global Titans 50 Index (SM). These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying Dow Jones Global Titans 50 Index. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final index value over the initial index value.

     "Dow Jones" and "Dow Jones Global Titans 50 Index(SM)" are service marks of Dow Jones & Company, Inc., which we refer to as Dow Jones, and have been licensed for use by Morgan Stanley.

Each note costs $10           We, Morgan Stanley, are offering you Capital
                              Protected Notes due October 30, 2011 Based on the
                              Value of the Dow Jones Global Titans 50 Index
                              (SM), which we refer to as the notes. The principal amount and issue price of each note is $10.

                              The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at Maturity           Unlike ordinary debt securities, the notes do not
                              pay interest. Instead, at maturity, you will receive the principal amount of $10 per note, plus a supplemental redemption amount if the final index value of the Dow Jones Global Titans 50
                              Index is greater than the initial index value. The initial index value is 181.32, the closing value of the Dow Jones Global Titans 50 Index on October
                              21, 2004 the day we priced the notes for initial sale to the public. The final index value will be the closing value of the Dow Jones Global Titans
                              50 Index on the second scheduled trading day prior to the maturity date, which we refer to as the determination date. If the scheduled determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day that is also a New
                              York trading day following the determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $10.

                                           100% Principal Protection

                              At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                     The Supplemental Redemption Amount
                                Based on the Dow Jones Global Titans 50 Index

                              The supplemental redemption amount will be equal to the product of (i) $10 times

                              (ii) the percentage, if any, by which the final index value exceeds the initial index value times
                              (iii) 83.50%, which we refer to as the
                              participation rate. If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                               Supplemental          (Final Index Value - Initial Index Value)        Participation
                                Redemption   = $10 x  ---------------------------------------- x      Rate
                                                                 Initial Index Value

                              where

                              Initial Index Value  =  181.32, the closing value of the Dow Jones Global
                                                      Titans 50 Index on October 21, 2004, the day we
                                                      priced the notes for initial sale to the public

                              Final Index Value    =  the closing value of the Dow Jones Global Titans
                                                      50 Index on the second scheduled trading day prior
                                                      to the maturity date, which we refer to as the
                                                      determination date

                              Participation
                              Rate                 =  83.50%

                              If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

                              You can review the historical values of the Dow Jones Global Titans 50 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the Dow Jones Global Titans 50 Index is not reflected in the level of the Dow Jones Global Titans 50 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final index value, the percentage change in the Dow Jones Global Titans
                              50 Index and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as  The notes will be treated as "contingent payment
contingent payment debt       debt instruments" for U.S. federal income tax
instruments for U.S. federal  purposes, as described in the section of this
income tax purposes           pricing supplement called "Description of
                              Notes--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.
                              Please read carefully the section of this pricing supplement called "Description of Notes--United
                              States Federal Income Taxation" and the sections called "United States Federal
                              Taxation--Notes--Notes Linked to Commodity Prices,
                              Single Securities, Baskets of Securities or
                              Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a foreign investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Floating Rate Notes" and
                              "--Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final index value is greater than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the determination date and is equal to the product of (i) $10 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times (iii) the participation rate.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payouts on the notes.

Example:

The final index value is 50% greater than the initial index value.

Initial Index Value:  181.32
Final Index Value:    271.98
Participation Rate:   83.50%

                                            271.98 - 181.32
        Supplemental Redemption   =  $10 x  ---------------  x 83.50%  =  $4.175
        Amount per note                         181.32

     In the example above, the total payment at maturity per note will equal $14.175, which is the sum of the principal amount of $10 and a supplemental redemption amount of $4.175. The examples of the hypothetical supplemental redemption amounts and payments at maturity provided in the table below are intended to illustrate the effect of the participation rate on each $10 principal amount of notes for the specified final index values, however they do not cover the complete range of possible payouts at maturity.

--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 Percent Return of
   the Dow Jones                                               Supplemental
  Global Titans 50                                              Redemption          Payment at       Percent Return
       Index          Final Index Value   Principal Amount        Amount             Maturity          on $10 Note
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
     -70.00%                54.396             $10.00              $0.000             $10.000             0.00%
     -60.00%                72.528             $10.00              $0.000             $10.000             0.00%
     -50.00%                90.660             $10.00              $0.000             $10.000             0.00%
     -40.00%               108.792             $10.00              $0.000             $10.000             0.00%
     -30.00%               126.924             $10.00              $0.000             $10.000             0.00%
     -20.00%               145.056             $10.00              $0.000             $10.000             0.00%
     -10.00%               163.188             $10.00              $0.000             $10.000             0.00%
----------------------------------------------------------------------------------------------------------------------
       0.00%               181.320             $10.00              $0.000             $10.000             0.00%
----------------------------------------------------------------------------------------------------------------------
      10.00%               199.452             $10.00              $0.835             $10.835             8.35%
      20.00%               217.584             $10.00              $1.670             $11.670            16.70%
      30.00%               235.716             $10.00              $2.505             $12.505            25.05%
      40.00%               253.848             $10.00              $3.340             $13.340            33.40%
      50.00%               271.980             $10.00              $4.175             $14.175            41.75%
      60.00%               290.112             $10.00              $5.010             $15.010            50.01%
      70.00%               308.244             $10.00              $5.845             $15.845            58.45%
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------


     You can review the historical values of the Dow Jones Global Titans 50 Index for the period from January 1, 1999 through October 21, 2004 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the Dow Jones Global Titans 50 Index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the Dow Jones Global Titans 50 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior        The terms of the notes differ from those of
notes, the notes do not pay   ordinary debt securities in that we will not pay
interest                      interest on the notes. Because the supplemental
                              redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final index value over the initial index value.

The notes may not pay more    If the final index value is less than or equal to
than the principal amount at  the initial index value, you will receive only the
maturity                      principal amount of $10 for each note you hold at
                              maturity.

Secondary trading may be      There may be little or no secondary market for the
limited                       notes. Although the notes have been approved for
                              listing on the American Stock Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity.
                              MS & Co. currently intends to act as a market maker for the notes but is not required to do so.
                              If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.

Market price of the notes     Several factors, many of which are beyond our
influenced by many            control, will influence the value of the notes in
unpredictable factors         the secondary market and the price at which MS &
                              Co. may be willing to purchase or sell the notes in the secondary market, including:

                              o the value of the Dow Jones Global Titans 50 Index at any time

                              o   interest and yield rates in the market

                              o   geopolitical conditions and economic,
                                  financial, political and regulatory or
                                  judicial events that affect the securities underlying the Dow Jones Global Titans 50 Index or stock markets generally and that may affect the final index value

                              o the time remaining to the maturity of the notes

                              o the dividend rate on the stocks underlying the Dow Jones Global Titans 50 Index

                              o   our creditworthiness

                              Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the Dow Jones Global Titans 50 Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                              You cannot predict the future performance of the Dow Jones Global Titans 50 Index based on its historical performance. We cannot guarantee that the final index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions  Assuming no change in market conditions or any
and projected profit from     other relevant factors, the price, if any, at
hedging in the original       which MS & Co. is willing to purchase notes in
issue price is likely to      secondary market transactions will likely be lower
adversely affect secondary    than the original issue price, since the original
market prices                 issue price included, and secondary market prices
                              are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is     Investing in the notes is not equivalent to
not equivalent to investing   investing in the Dow Jones Global Titans 50 Index
in the Dow Jones Global       or its component stocks. The payout you receive at
Titans 50 Index               maturity on the notes will be limited by the
                              participation rate.


Adjustments to the Dow Jones  Dow Jones Indexes, a part of Dow Jones, is
Global Titans 50 Index could  responsible for calculating and maintaining the
adversely affect the value    Dow Jones Global Titans 50 Index. You should not
of the notes                  conclude that the inclusion of a stock in the Dow
                              Jones Global Titans 50 Index is an investment recommendation by us of that stock. The editors of The Wall Street Journal, which is published by Dow
                              Jones, can add, delete or substitute the stocks underlying the Dow Jones Global Titans 50 Index, and Dow Jones Indexes can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Dow Jones Global Titans 50
                              Index. Dow Jones may discontinue or suspend calculation or dissemination of the Dow Jones
                              Global Titans 50 Index. Any of these actions could adversely affect the value of the notes. Dow Jones is under no obligation to consider your interest as an investor in the notes and will not do so.

                              Dow Jones may discontinue or suspend calculation or publication of the Dow Jones Global Titans 50 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones Global Titans 50 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the Dow Jones Global Titans 50 Index, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the Dow Jones Global Titans 50 Index last in effect prior to discontinuance of the Dow Jones Global Titans 50 Index.

You have no shareholder       As an investor in the notes, you will not have
rights                        voting rights to receive dividends or other
                              distributions or any other rights with respect to the stocks that underlie the Dow Jones Global
                              Titans 50 Index.

The economic interests of     The economic interests of the calculation agent
the calculation agent and     and other of our affiliates are potentially
other of our affiliates       adverse to your interests as an investor in the
are potentially adverse       notes.
to your interests
                              As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Dow Jones Global Titans 50
                              Index, may affect the payout to you at maturity.
                              See the sections of this pricing supplement called
                              "Description of Notes--Market Disruption Event" and "--Discontinuance of the Dow Jones Global
                              Titans 50 Index; Alteration of Method of
                              Calculation."

                              The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity MS & Co. and other affiliates of ours have carried by the calculation agent and out, and will continue to carry out, hedging
its affiliates could          activities related to the notes (and possibly to
potentially adversely affect  other instruments linked to the Dow Jones Global
the value of the Dow Jones    Titans 50 Index or its component stocks),
Global Titans 50 Index        including trading in the stocks underlying the Dow
                              Jones Global Titans 50 Index as well as in other instruments related to the Dow Jones Global Titans
                              50 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Dow Jones Global Titans 50 Index and other financial instruments related to the Dow Jones
                              Global Titans 50 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the initial index value and, as a result, could have increased the value at which the Dow Jones Global
                              Titans 50 Index must close on the determination date before you receive a payment at maturity that exceeds the principal amount on the notes.
                              Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the Dow Jones Global Titans 50
                              Index on the determination date and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as  You should also consider the tax consequences of
contingent payment debt       investing in the notes. The notes will be treated
instruments for U.S. federal  as "contingent payment debt instruments" for U.S.
income tax purposes           federal income tax purposes, as described in the
                              section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                              Notes--United States Federal Income Taxation" and the sections called "United States Federal
                              Taxation--Notes--Notes Linked to Commodity Prices,
                              Single Securities, Baskets of Securities or
                              Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our Capital Protected Notes Due October 30, 2011 Based on the Value of the Dow Jones Global Titans 50 Index(SM). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...   $17,500,000

Original Issue Date
(Settlement Date)............   October 26, 2004

Maturity Date................   October 30, 2011, subject to extension in the
                                event of a Market Disruption Event on the Determination Date for calculating the Final
                                Index Value.

                                If, due to a Market Disruption Event or
                                otherwise, the Determination Date is postponed, the Maturity Date will be the second scheduled Trading Day that is also a New York Trading Day following the Determination Date as postponed. See "--Determination Date" below.

Specified Currency...........   U.S. Dollars

CUSIP Number.................   61746S273

Minimum Denominations........   $10

Issue Price..................   $10 (100%)

Interest Rate................   None

Maturity Redemption Amount...   At maturity, upon delivery of the Notes to the
                                Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption
                                Amount, if any. See "--Discontinuance of the Dow
                                Jones Global Titans 50 Index; Alteration of
                                Method of Calculation" below.

                                We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount.......................   The Supplemental Redemption Amount will be equal
                                to the product of (i) $10 times (ii) the Dow
                                Jones Global Titans 50 Index Percent Change times (iii) the Participation Rate; provided that the

                                Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

Dow Jones Global Titans
  50 Index Percent Change....   The Dow Jones Global Titans 50 Index Percent
                                Change is a fraction, the numerator of which will be the Final Index Value minus the Initial
                                Index Value and the denominator of which will be the Initial Index Value. The Dow Jones Global
                                Titans 50 Index Percent Change is described by the following formula:

                                   (Final Index Value - Initial Index Value)
                                   -----------------------------------------
                                               Initial Index Value

Participation Rate...........   83.50%

Initial Index Value..........   181.32, the Index Closing Value on October 21,
                                2004, the day we priced the Notes for initial sale to the public.

Final Index Value............   The Index Closing Value on the Determination
                                Date.

Index Closing Value..........   The Index Closing Value on any Trading Day will
                                equal the closing value in U.S. dollars of the Dow Jones Global Titans 50 Index or any
                                Successor Index (as defined under
                                "--Discontinuance of the Dow Jones Global Titans
                                50 Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading in New York on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Dow Jones Global Titans 50 Index described under "--Discontinuance of the Dow Jones Global
                                Titans 50 Index; Alteration of Method of
                                Calculation."

Determination Date...........   The Determination Date will be the second
                                scheduled Trading Day prior to the Maturity
                                Date, subject to adjustment for Market
                                Disruption Events as described in the following paragraph.

                                If there is a Market Disruption Event on the scheduled Determination Date, or the scheduled Determination Date is not otherwise a Trading Day, the Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day..................   A day, as determined by the Calculation Agent,
                                on which trading is generally conducted on the Relevant Exchange for securities underlying the Dow Jones Global Titans 50 Index.

New York Trading Day.........   A day, as determined by the Calculation Agent,
                                on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                American Stock Exchange LLC, the Nasdaq National
                                Market, the Chicago Mercantile Exchange and the
                                Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
  Certificated Note..........   Book Entry. The Notes will be issued in the form
                                of one or more fully registered global
                                securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read
                                "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global
                                Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
 Subordinated Note...........   Senior

Trustee......................   JPMorgan Chase Bank (formerly known as The Chase
                                Manhattan Bank)

Agent........................   Morgan Stanley & Co. Incorporated and its
                                successors ("MS & Co.")

Market Disruption Event......   Market Disruption Event means, with respect to
                                the Dow Jones Global Titans 50 Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Dow Jones Global Titans 50 Index (or the
                                Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Dow Jones Global Titans 50
                                Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant
                                Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S., European or Asian securities market for trading in futures or options contracts or exchange traded funds related to the Dow Jones Global Titans 50 Index
                                (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Dow Jones Global Titans 50 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Dow Jones Global Titans 50 Index shall be based on a comparison of (x) the portion of the value of the Dow Jones Global Titans 50 Index attributable to that security relative to (y) the overall value of the Dow Jones Global Titans 50 Index, in each case immediately before that suspension or limitation.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Dow Jones Global Titans 50 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Dow Jones Global Titans 50 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Dow Jones Global Titans 50 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange............   Relevant Exchange means the primary exchange or
                                market of trading for any security then included in the Dow Jones Global Titans 50 Index or any
                                Successor Index.

Alternate Exchange
Calculation in Case of an
  Event of Default ..........   In case an event of default with respect to the
                                Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the
                                "Acceleration Amount") will be equal to the $10 principal amount per Note plus the Supplemental
                                Redemption Amount, if any, determined as though the Index Closing Value on the date of such acceleration were the Final Index Value.

                                If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent............   MS & Co.

                                All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                All calculations with respect to the Final Index Value and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Index Value, the Dow Jones Global Titans 50 Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the Dow Jones Global Titans 50 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Dow Jones Global Titans 50
  Index......................   We have derived all information contained in
                                this pricing supplement regarding the Dow Jones
                                Global Titans 50 Index(SM), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company ("Dow Jones"). The Dow Jones
                                Global Titans 50 Index is calculated, maintained and published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

                                The Dow Jones Global Titans 50 Index is composed of 50 common stocks, selected from the Dow Jones World Index to reflect the performance of the worlds' leading multinational companies. The base date for the Dow Jones Global Titans 50 Index is December 31, 1991 with a corresponding base value of 100.

                                The Dow Jones Global Titans 50 Index is
                                calculated in both U.S. dollars and Euros. It is calculated using Laspeyres's formula, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones Global Titans 50 Index value can be expressed as follows:

                                          free float market capitalization of the Dow
                                                 Jones Global Titans 50 Index
                                Index  =  -------------------------------------------   x  100
                                          adjusted base date market capitalization of
                                             the Dow Jones Global Titans 50 Index

                                The "free float market capitalization of the Dow Jones Global Titans 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones Global Titans 50 Index is being calculated.

                                Dow Jones calculates and disseminates the Dow Jones Global Titans 50 Index over a 24-hour dissemination period. The index values are disseminated in both U.S. dollars and Euros with real-time currency conversion. During the time in which a component stock's primary exchange is open, the price used for intraday index calculation is the component stock's latest traded price on that exchange. For European and Asian stocks having NYSE-listed American Depositary Receipts (ADRs), the prices used to calculate the index continue to be updated during U.S. trading hours based on the ADR values.

                                In constructing the Dow Jones Global Titans 50 Index, a multi-factor methodology is adopted. First, the 3,000 stocks of the Dow Jones Global Indexes are used as the initial pool with a view towards ensuring that all candidates are investable, liquid and representative of the global markets. Free-float market capitalization is then used as the first screen to create a list of the top 100 companies by free-float market capitalization (the "Selection List"). Dow Jones's rationale for this step is that market value is a universal measurement across industries, and also that its use is most appropriate for an index built for investment purposes. Every company on the Selection List must derive some revenue from outside its home country. This screen is instituted to ensure that all the component stocks in the Dow Jones Global Titans 50 Index are truly global companies. The next step in Dow Jones Global Titans 50 Index construction is to combine the free-float market capitalization rankings of the component stocks on the Selection List with their rankings in sales/revenue and net profit, arriving at a final ranking of each company. The final ranking is calculated by weighting the free-float market capitalization ranking at 60%, the sales/revenue ranking at 20% and the net income ranking at 20%. The top 50 stocks by final ranking are selected as the Dow Jones Global Titans 50 Index component stocks.

                                The Dow Jones Global Titans 50 Index methodology described in the preceding paragraph is subject to an annual review, based on the free-float market capitalization of the stocks in the Dow Jones World Index at the end of April. The steps described above are repeated for the 50 current component stocks plus the 50 largest noncomponent stocks to build the Selection List and to calculate the final ranking. Any non-component stocks that fall into the top 30 of the new final ranking are added to the Dow Jones Global

                                Titans 50 Index, automatically replacing the lowest ranked components. The list of component stocks is finalized based on the buffer rules that a noncomponent stock replaces the lowest-ranked noncomponent stock if it is ranked among the top 30 stocks on the Selection List, and that the highest-ranked noncomponent stock on the Selection List replaces a component stock that is not ranked among the top 70 stocks on the Selection List.

                                Changes to the index composition are announced in early June, and are implemented after the official closing prices have been determined on the third Friday of June. All changes become effective at the opening of trading for the next index dissemination day.

                                Each component company of the Dow Jones Global Titans 50 Index as of October 21, 2004 and its corresponding stock ticker symbol is set forth in the following table. Twenty-five of the Dow Jones Global Titans 50 Index component companies are traded on the NYSE, and four are traded on the Nasdaq National Market.

                                       Issuer of Component Stock          Symbol
                                ---------------------------------------   ------
                                Abbott Laboratories....................   ABT
                                Altria Group, Inc......................   MO
                                American International Group, Inc. ....   AIG
                                AstraZeneca PLC - Spons ADR............   AZN
                                Bank of America Corporation............   BAC
                                Barclays PLC...........................   BARC
                                BellSouth Corporation..................   BLS
                                BP PLC - Spons ADR.....................   BP
                                Chevron Texaco Corporation.............   CVX
                                Cisco Systems, Inc.....................   CSCO
                                Citigroup Inc..........................   C
                                Coca-Cola Company......................   KO
                                DaimlerChrysler AG ....................   DCX
                                Dell Inc...............................   DELL
                                Eli Lilly and Company..................   LLY
                                ENI S.p.A..............................   ENI
                                Exxon Mobil Corporation................   XOM
                                General Electric Company...............   GE
                                GlaxoSmithKline PLC - ADR..............   GSK
                                HBOS PLC...............................   HBOS
                                HSBC Holdings PLC......................   HSBA
                                ING Groep N.V. - CVA...................   INGA
                                Intel Corporation......................   INTC
                                International Business Machines Corp...   IBM
                                Johnson & Johnson......................   JNJ
                                JPMorgan Chase & Company...............   JPM
                                Merck & Co., Inc.......................   MRK
                                Microsoft Corporation..................   MSFT
                                Morgan Stanley.........................   MWD
                                Nestle S.A - Registered................   NESN
                                Nokia Oyj..............................   NOK1V

                                       Issuer of Component Stock          Symbol
                                ---------------------------------------   ------
                                Novartis AG - Reg Shs..................   NOVN
                                PepsiCo, Inc...........................   PEP
                                Pfizer Inc.............................   PFE
                                The Procter & Gamble Company...........   PG
                                Roche Holding AG.......................   ROG
                                Royal Bank of Scotland Group PLC.......   RBS
                                Royal Dutch Petroleum Co...............   RDA
                                Samsung Electronics Co., Ltd...........   005930
                                SBC Communications Inc.................   SBC
                                Siemens AG - Reg.......................   SIE
                                Time Warner Inc........................   TWX
                                Total S.A..............................   FP
                                Toyota Motor Corporation...............   7203
                                UBS AG.................................   UBSN
                                Verizon Communications Inc.............   VZ
                                Vodafone Group PLC - SP ADR............   VOD
                                Wal-Mart Stores, Inc...................   WMT
                                The Walt Disney Company................   DIS
                                Wyeth..................................   WYE

                                Index Composition Adjustments. The following summarizes the corporate events that result in adjustments in the Dow Jones Global Titans 50
                                Index:

                                    o  Initial Public Offerings - An initial
                                       public offering becomes eligible for
                                       inclusion in the Dow Jones Global Titans
                                       50 Index at the next annual review and
                                       will replace the smallest component stock in the Dow Jones Global Titans 50 Index if it is among the top 30 new rankings.

                                    o Spinoffs - If the largest spinoff company is among the top 70 companies on the Selection List, then it replaces its parent company in the Dow Jones Global Titans 50 Index. Otherwise, the original component stock is replaced by the highest ranked noncomponent stock in the Selection List. Changes in the Dow Jones Global Titans 50 Index composition due to a spinoff are effective on the same day the corporate action becomes effective (following a minimum notification period of two trading days).

                                    o  Mergers and Takeovers Among Component
                                       Companies - If the surviving entity meets the selection criteria for the Dow Jones Global Titans 50 Index, then it will replace one of the two original component companies. The other original component company will be replaced by the highest ranked noncomponent company on the Selection List. If the surviving company fails to meet the selection criteria for the Dow Jones Global Titans 50 Index, then the two original component companies will be replaced by the two highest ranked noncomponent companies on the Selection List. Changes in the composition of the Dow Jones Global Titans 50 Index are effective on the same day the corporate action becomes effective.

                                    o Mergers and Takeovers Involving Component and Noncomponent Companies - If the surviving entity meets the selection criteria for the Dow Jones Global Titans 50 Index, then it will replace the original component company. If the surviving company fails to meet the selection criteria for the Dow Jones Global Titans 50 Index, then the original component company will be replaced by the highest ranked noncomponent company on the Selection List. Changes in the composition of the Dow Jones Global Titans 50 Index are effective on the same day the corporate action becomes effective.

                                Index Divisor Adjustments. The Dow Jones Global Titans 50 Index divisor is adjusted as needed to maintain the continuity of the index and to prevent distortions due to corporate actions affecting the market capitalization of component stocks. These corporate actions include changes in index composition due to the addition, deletion or replacement of companies, as well as changes of more than 10% in a component's number of free-float shares. Other corporate actions requiring divisor adjustments include mergers, takeovers, spinoffs, rights offerings, share repurchases, public offerings, return of capital distributions, special cash distributions and special stock distributions of other than the same stock.

                                Updates and Changes to Weightings. The weight for each component stock is reviewed quarterly based on market capitalization and free-float data as of the Wednesday immediately before the third Friday of March, June, September and December. At each quarterly shares update, the free-float weighting of each component stock is capped at 10% of the total market capitalization of the Dow Jones Global Titans 50 Index.

                                If, due to an extraordinary corporate action, the number of free-float shares outstanding for an index component stock changes by more than 10%, then the new number of free-float shares and free-float weighting will become effective on the same day the corporate action becomes effective. Changes in the number of free-float shares outstanding and free-float weighting--due to stock dividends, splits, rights issues and other corporate actions--are also effective on the same day the corporate action becomes effective. If, due to an extraordinary corporate action, the number of free-float shares outstanding for an index component stock changes immediately by less than 10% or if the changes occur over a prolonged period, then the new number of free-float shares and free-float weighting will become effective at the next quarterly shares update.

Discontinuance of the Dow
Jones Global Titans 50
Index; Alteration of Method
  of Calculation.............   If Dow Jones discontinues publication of the Dow
                                Jones Global Titans 50 Index and Dow Jones or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued
                                Dow Jones Global Titans 50 Index (such index being referred to herein as a "Successor
                                Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the relevant exchange or market for the Successor Index on the date that any Index
                                Closing Value is to be determined.

                                Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three New York Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                If Dow Jones discontinues publication of the Dow Jones Global Titans 50 Index prior to, and such discontinuance is continuing on, the Determination Date and MS & Co., as Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Dow Jones Global Titans 50 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Dow Jones Global Titans 50 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones Global Titans 50 Index may adversely affect the value of the Notes.

                                If at any time the method of calculating the Dow Jones Global Titans 50 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Dow Jones Global Titans 50 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Dow Jones Global Titans 50 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Dow Jones Global Titans 50 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Initial Index Value and the Final Index Value with reference to the Dow Jones Global Titans 50 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Dow Jones Global Titans 50 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Dow Jones Global Titans 50 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.......   The following table sets forth the high and low
                                Index Closing Values, as well as end-of-quarter
                                Index Closing Values, of the Dow Jones Global
                                Titans 50 Index for each quarter in the period from January 1, 1999 through October 21, 2004.
                                The Index Closing Value on October 21, 2004 was
                                181.32. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

                                The historical values of the Dow Jones Global Titans 50 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Dow Jones Global Titans 50 Index on the Determination Date. We cannot give you any assurance that the value of the Dow Jones Global Titans 50 Index on the Determination Date will be higher than the Initial Index Value so that you will receive a payment in excess of the $10 principal amount per Note at maturity.

                                                            High     Low     Period End
                                                           -------  -------  ----------
                                1999:
                                First Quarter...........   256.52   236.02    250.66
                                Second Quarter..........   265.01   246.82    262.83
                                Third Quarter...........   271.48   250.24    252.64
                                Fourth Quarter..........   292.74   249.05    292.56
                                2000:
                                First Quarter...........   294.00   257.53    287.39
                                Second Quarter..........   288.47   261.42    271.60
                                Third Quarter...........   278.82   251.21    252.61
                                Fourth Quarter..........   255.74   225.52    231.92
                                2001:
                                First Quarter...........   241.56   195.64    203.45
                                Second Quarter..........   228.45   196.70    212.15
                                Third Quarter...........   214.73   168.34    184.93
                                Fourth Quarter..........   202.83   184.31    199.70
                                2002:
                                First Quarter...........   203.89   183.44    194.09
                                Second Quarter..........   194.46   163.44    168.43
                                Third Quarter...........   168.67   135.30    137.20
                                Fourth Quarter..........   161.83   134.76    151.18
                                2003:
                                First Quarter...........   159.05   134.92    142.71
                                Second Quarter .........   170.66   144.94    163.24

                                                            High     Low     Period End
                                                           -------  -------  ----------
                                Third Quarter...........   172.07   160.40    165.36
                                Fourth Quarter..........   184.79   169.35    184.79
                                2004:
                                First Quarter..........    191.85   178.32    183.28
                                Second Quarter.........    187.33   179.00    184.91
                                Third Quarter..........    185.09   176.36    181.40
                                Fourth Quarter (through
                                  October 21, 2004).....   185.56   180.14    181.32

Use of Proceeds and Hedging..   The net proceeds we receive from the sale of the
                                Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's
                                Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the Dow Jones Global Titans 50 Index. Such purchase activity could have potentially increased the value of the Dow Jones Global Titans 50 Index, and therefore effectively increased the level of the Dow Jones Global Titans 50 Index that must prevail on the Determination Date in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the stocks underlying the Dow Jones Global Titans 50 Index, futures or options contracts or exchange traded funds on the Dow Jones Global Titans 50 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. We cannot give any assurance that our hedging activity will not affect the value of the Dow Jones Global Titans 50 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of
  Distribution...............   Under the terms and subject to the conditions
                                contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The
                                Agent may allow a concession not in excess of $.30 per Note to other dealers, which may include Morgan Stanley & Co. International
                                Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York, New York on October 26, 2004. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the Dow Jones Global Titans 50 Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                General

                                No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                Brazil

                                The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                Chile

                                The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                Hong Kong

                                The Notes may not be offered or sold in Hong
                                Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                Mexico

                                The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                Singapore

                                This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
Dow Jones and Morgan
  Stanley....................   Dow Jones and Morgan Stanley have entered into a
                                non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow
                                Jones Global Titans 50 Index, which is owned and published by Dow Jones, in connection with securities, including the Notes.

                                The license agreement between Dow Jones and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones' only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Global Titans 50 Index(SM) which is determined, composed and calculated by Dow Jones without regard to Morgan Stanley or the Notes. Dow Jones has no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones Global Titans 50 Index(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL TITANS 50 INDEX(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS

                                OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL TITANS 50 INDEX(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL TITANS 50 INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MORGAN STANLEY.

                                "Dow Jones" and "Dow Jones Global Titans 50
                                Index(SM)" are service marks of Dow Jones &
                                Company, Inc. and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley's Capital Protected Notes due October 30, 2011 Based on the Value of the Dow Jones Global Titans 50 Index(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the Notes.

ERISA Matters for Pension
Plans and Insurance
  Companies..................   Each fiduciary of a pension, profit-sharing or
                                other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes.
                                Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a

                                Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code. In addition, purchasers of the Notes acquiring or holding the Notes with the assets of a governmental or church plan shall be deemed to represent by their purchase and holding of the Notes that such purchase or holding does not violate any prohibitions imposed under federal, state or local law or any other rules or similar regulations applicable to such plan.

United States Federal Income
  Taxation...................   The following summary is based on the opinion of
                                Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal
                                U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                o   certain financial institutions;

                                o   tax-exempt organizations;

                                o dealers and certain traders in securities or foreign currencies;

                                o   investors holding a Note as part of a
                                    hedging transaction, straddle, conversion or other integrated transaction;

                                o   U.S. Holders, as defined below, whose
                                    functional currency is not the U.S. dollar;

                                o   partnerships;

                                o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;

                                o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;

                                o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                                o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                U.S. Holders

                                This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                o   a citizen or resident of the United States;

                                o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                                o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument without contingencies but with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes.

                                We have determined that the "comparable yield" is an annual rate of 4.2888% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $10) consists of a projected amount equal to $13.4268 due at maturity.

                                Based upon our determination of the comparable yield and the projected payment schedule, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that (other than the initial and final periods) is comprised of a twelve-month period ending on December 31 of the relevant year:

                                                                       OID        TOTAL OID DEEMED
                                                                    DEEMED TO     TO HAVE ACCRUED
                                                                  ACCRUE DURING    FROM ORIGINAL
                                                                     ACCRUAL      ISSUE DATE (PER
                                                                   PERIOD (PER    NOTE) AS OF END
                                         ACCRUAL PERIOD               NOTE)      OF ACCRUAL PERIOD
                                -------------------------------   -------------  ------------------
                                Original Issue Date through
                                   December 31, 2004..........          $.0762         $.0762
                                January 1, 2005 through
                                   December 31, 2005..........          $.4321         $.5083
                                January 1, 2006 through
                                   December 31, 2006..........          $.4507         $.9590
                                January 1, 2007 through
                                   December 31, 2007..........          $.4700        $1.4290
                                January 1, 2008 through
                                   December 31, 2008..........          $.4902        $1.9192
                                January 1, 2009 through
                                   December 31, 2009..........          $.5112        $2.4304
                                January 1, 2010 through
                                   December 31, 2010..........          $.5331        $2.9635
                                January 1, 2011 through
                                   October 30, 2011...........          $.4633        $3.4268

                                The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                                Non-U.S. Holders

                                This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                o   a nonresident alien individual;

                                o   a foreign corporation; or

                                o   a foreign trust or estate.

                                Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax, provided that:

                                o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

                                o the certification required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the certification requirements.

                                Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                o   subject to U.S. federal withholding tax
                                    without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or

                                o effectively connected with the conduct by the holder of a trade or business in the United States.

                                If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S.

                                Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.